Exhibit 99

Contact: Richard Crowley
Micrel, Incorporated
2180 Fortune Drive
San Jose, CA 95131
Phone: (408) 944-0800
                                                                [Micrel Logo]

Press Release

                 MICREL REPORTS HIGHER FIRST QUARTER NET INCOME
                      AND ACHIEVES 50 Percent GROSS MARGIN

  *  Revenues Increased 2 Percent Sequentially to $60.7 Million
  * Gross Margin Increased 376 Basis Points Sequentially And 500 Basis Points Year-Over-Year to 50.1 Percent, Highest Quarterly Level in Four Years
  *  Net Income Increased 30 Percent Sequentially and 44 Percent Year-Over-Year
  * Balance Sheet Strong With Sequential Decrease in Inventory to 100 Days and DSOs to 48 Days

   San Jose, CA, April 28, 2005 - Micrel, Incorporated (Nasdaq NM: MCRL), an industry leader in high performance analog and mixed signal IC solutions, today announced financial results for the quarter ended March 31, 2005. First quarter revenues were $60.7 million, a decrease of 1 percent over the year ago period and an increase of 2 percent from revenues in the fourth quarter of 2004, in spite of the seasonality that usually characterizes the first quarter. First quarter 2005 net income was $6.6 million, or $0.07 per diluted share, an increase in net income of more than 40 percent from the year ago period and up 30 percent from the fourth quarter of 2004.

   "The first quarter financial results demonstrate the progress Micrel has made in its commitment to improve profitability independent of increasing revenues," stated Ray Zinn, president and chief executive officer of Micrel. "In the first quarter we achieved a 500 basis point improvement in gross margin year-over-year at approximately the same level of revenue. This is the highest quarterly gross margin Micrel has achieved in four years, and was accomplished while reducing inventory levels and operating at less than 50 percent of equipped capacity."

   The Company improved its operating profit in the first quarter by more than 30 percent both sequentially and year-over-year as a result of the higher gross margin and disciplined management of expenses. Cash flows continued to


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Micrel Reports Higher First Quarter Net Income And Achieves 50% Gross Margin
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be solidly positive in the first quarter, allowing the Company to repurchase over 1.8 million shares of Micrel common stock during the quarter while maintaining a balance of cash and short-term investments of over $140 million.

   Outlook
   -------
   "Although customer demand in the first quarter improved markedly over the fourth quarter, order lead times from our customers continued to average two to three weeks," continued Zinn. "This suggests that our customers continue to believe that there is sufficient capacity to meet demand on
relatively short notice."   The Company's first quarter bookings increased
sequentially by 40 percent and the book-to-bill ratio was above one. The Company's second quarter beginning backlog is higher than the first quarter; however, the short lead time and high turns-fill environment continue to make it difficult to accurately predict future revenues. Based on current backlog levels and demand estimates, the Company projects that second quarter 2005 revenues will increase sequentially by two percent to seven percent.

   Zinn concluded, "Over the past two years, Micrel has been steadily improving its profit margins, striving to return to pre-bubble levels of profitability. We remain committed to this goal and look forward to continuing to unlock the leverage in Micrel's business model."

   Conference Call
   ---------------
   The Company will host a conference call at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, April 28, 2005. Chief Executive Officer Raymond
Zinn and Chief Financial Officer Richard Crowley will present an overview of first quarter 2005 financial results, discuss current business conditions and then respond to questions.

   The call is available, live, to any interested party on a listen only basis by dialing (480) 629-9569 or (800) 762-9060. Interested callers should dial in at least five minutes before the scheduled start time and ask to be connected to the Micrel, Incorporated Conference Call. A live webcast will also be available through www.vcall.com. An audio replay of the conference call will be available through May 5, 2005, by dialing (303) 590-3000 or (800) 405-2236 and entering access code number 11028113. The webcast replay will also be available on the Company's website at www.micrel.com.


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Micrel Reports Higher First Quarter Net Income And Achieves 50% Gross Margin
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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
REFORM ACT OF 1995

   This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the following topics: our expectations regarding future financial results, including revenues, backlog, lead times, turns-fill requirements, customer demand, the world economy, and the nature of industry trends. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company's financial statements; the global economic situation; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel's common stock and other market conditions; the effect of the Company's restatement of previous financial statements; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company
from time to time; and Micrel's operating cash flow.   For further discussion
of these risks and uncertainties, we refer you to the documents the Company files with the SEC from time to time, including the Company's Annual Report on Form 10-K for the year ended December 31, 2004. All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

About Micrel

   Micrel Inc., is a leading global manufacturer of high performance analog and high-speed mixed signal solutions. The Company's products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and


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Micrel Reports Higher First Quarter Net Income And Achieves 50% Gross Margin
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computer products.  Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and sales representatives worldwide.

   For further information, contact Richard Crowley at: Micrel, Incorporated, 2180 Fortune Drive, San Jose, California 95131, (408) 944-0800; or visit our website at http://www.micrel.com.

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Micrel Reports Higher First Quarter Net Income And Achieves 50% Gross Margin
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

                             MICREL, INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                                       Three Months Ended
                                                             March 31,
                                                      --------------------
                                                         2005       2004
                                                      ---------  ---------
Net revenues                                          $  60,685  $  61,261

Cost of revenues(1)                                      30,309     33,717
                                                      ---------  ---------
Gross profit                                             30,376     27,544
                                                      ---------  ---------

Operating expenses:
  Research and development                               11,460     10,556
  Selling, general and administrative                     9,344      8,866
  Amortization of deferred stock compensation(1)            250        595
  Purchased in-process technology                            -         480
                                                      ---------  ---------
    Total operating expenses                             21,054     20,497
                                                      ---------  ---------

Income from operations                                    9,322      7,047
Other income, net                                           836        249
                                                      ---------  ---------

Income before income taxes                               10,158      7,296
Provision for income taxes                                3,555      2,721
                                                      ---------  ---------

Net income                                               $6,603     $4,575
                                                      =========  =========
Net income per share:
  Basic                                               $    0.07  $    0.05
                                                      =========  =========
  Diluted                                             $    0.07  $   0.05
                                                      =========  =========

Shares used in computing per share amounts:
  Basic                                                  89,102     92,518
                                                      =========  =========
  Diluted                                                89,624     95,249
                                                      =========  =========

(1) Amortization of deferred stock compensation
     included in:
      Cost of revenues                                $      51  $     193
                                                      =========  =========
      Research and development                        $      64  $     218
      Selling, general and administrative                   186        377
                                                      ---------  ---------
        Total Operating expenses                           $250       $595
                                                      =========  =========

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Micrel Reports Higher First Quarter Net Income And Achieves 50% Gross Margin
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
                              MICREL, INCORPORATED
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                  (Unaudited)

                                                     March 31,    December 31,
                                                       2005          2004
                                                   ------------   ------------
ASSETS
CURRENT ASSETS:
  Cash, cash equivalents and short-term investments  $ 143,267      $ 147,785
  Accounts receivable, net                              32,291         32,055
  Inventories                                           33,569         35,744
  Deferred income taxes                                 25,702         25,746
  Other current assets                                   2,441          2,488
                                                     ---------      ---------
    Total current assets                               237,270        243,818

LONG-TERM INVESTMENTS                                    1,981          2,012
PROPERTY, PLANT AND EQUIPMENT, NET                      78,467         81,605
INTANGIBLE ASSETS, NET                                   5,969          6,375
DEFERRED INCOME TAXES                                      272             -
OTHER ASSETS                                               383            457
                                                     ---------      ---------
TOTAL                                                $ 324,342      $ 334,267
                                                     =========      =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                   $  13,704      $  16,275
  Taxes payable                                          6,501          4,960
  Deferred income on shipments to distributors          13,356         13,648
  Other current liabilities                             13,690         12,165
  Current portion of long-term debt                        170            164
                                                     ---------      ---------
    Total current liabilities                           47,421         47,212

LONG-TERM DEBT                                              27             83
DEFERRED INCOME TAXES                                       -             121
OTHER LONG-TERM OBLIGATIONS                              1,533          1,964

SHAREHOLDERS' EQUITY:
  Common stock                                         110,837        127,264
  Deferred stock compensation                             (817)        (1,118)
  Accumulated other comprehensive loss                     (88)           (85)
  Retained earnings                                    165,429        158,826
                                                     ---------      ---------
TOTAL SHAREHOLDERS' EQUITY                             275,361        284,887
                                                     ---------      ---------
TOTAL                                                $ 324,342      $ 334,267
                                                     =========      =========